Exhibit 99.1

CARNIVAL CORPORATION & PLC ACHIEVES ALL-TIME HIGH FINANCIAL RESULTS WITH NET INCOME OF $1.9 BILLION (ADJUSTED NET INCOME OF $2 BILLION)

Exceeds guidance and raises full year 2025 outlook for the third time this year

MIAMI (September 29, 2025) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced financial results for the third quarter 2025 and provided an updated outlook for the full year and an outlook for the fourth quarter 2025.

•Achieved all-time high net income1 of $1.9 billion and adjusted net income1,2 of $2.0 billion.
•Raised full year 2025 adjusted net income guidance for the third quarter in a row due to improved net yields2 and effective cost & balance sheet management; now expected to be up nearly 55 percent year over year.
•Delivered record revenues1 of $8.2 billion, a record for the tenth consecutive quarter, and all-time high net yields1 (in constant currency) outperforming June guidance due to strong close-in demand.
•Cumulative advanced booked position for 2026 remains strong, in line with 2025 record levels and at historical high prices (in constant currency).
•Refinanced $4.5 billion of debt during the quarter, simplifying its capital structure and prepaid an additional $0.7 billion of debt.

“This was a phenomenal quarter delivering all-time high net income and our tenth consecutive quarter of record revenues. Strong demand and onboard spending drove a 4.6% improvement in net yields (in constant currency), all of which was achieved on a same ship basis,” commented Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein.

“Adjusted return on invested capital2,3 reached 13% for the first time in nearly 20 years, a clear testament to the continued improvement in our operational execution—driven not only by consistently strong performance from Carnival Cruise Line and AIDA, but also great advancement across the rest of our portfolio of world class brands,” Weinstein added.

“We also welcomed our game changing new exclusive destination, Celebration Key, to rave guest reviews and overwhelming media coverage. It joins our unparalleled footprint of seven Caribbean gems that are set to host eight million guest visits next year. And as beaches are the number one preferred destination for vacationing Americans, our miles upon miles of some of the most beautiful beaches in the world are well-positioned to attract even more first-time cruisers while offering our loyal guests yet another great reason to come back soon,” Weinstein continued.

“Even with our rapid progress, we believe we have ample opportunity to increase same ship net yields and further close the unbelievable price-to-value gap versus land based vacation alternatives, pushing margins and returns even higher over time,” Weinstein said.

Third Quarter 2025 Results

•Record net income1 of $1.9 billion, or $1.33 diluted EPS, an improvement of $116 million compared to 2024, surpassing the previous record set in 2019.
•Record adjusted net income1 of $2.0 billion, or $1.43 adjusted EPS2, outperformed June guidance by $182 million led by strong close-in demand and effective cost management, surpassing the previous record set in 2019 by nearly 10 percent.
•Record adjusted EBITDA1,2 of $3.0 billion.
•Record revenues1 of $8.2 billion, up over $250 million compared to the prior year on lower capacity.
◦Gross margin yields were 6.4 percent higher than 2024.
◦All-time high net yields (in constant currency) were 4.6 percent higher than 2024 and outperformed June guidance by 1.1 points.
•Cruise costs per available lower berth day ("ALBD") increased 4.6 percent compared to 2024. Adjusted cruise costs excluding fuel per ALBD2 (in constant currency) increased 5.5 percent compared to 2024, 1.5 points better than June guidance.
•Fuel consumption per ALBD decreased 5.2 percent compared to the prior year due to the company’s efforts and investments to continuously improve the energy efficiency of its operations.
•Record third quarter customer deposits of $7.1 billion surpassed the previous record at August 31, 2024.

1 Record for any quarter.
2 See “Non-GAAP Financial Measures.”
3 Trailing 12-months.

Bookings

“Since May, booking trends have continued to strengthen with higher booking volumes than last year and far outpacing capacity growth. This momentum affirms the success of our brands’ demand generation efforts and the amazing experiences we continue to deliver, driving excess demand and ongoing pricing strength. With nearly half of 2026 booked, which is in line with 2025 record levels (at the same time last year) but now at historical high prices (in constant currency) for both our North America and Europe segments, we have built a strong base of business for next year. Looking further ahead, 2027 is already off to a great start, achieving record booking volumes during the third quarter,” Weinstein noted.

2025 Outlook

For the full year 2025, the company expects:

•Net yields (in constant currency) up approximately 5.3 percent compared to 2024, 0.3 percentage points better than June guidance.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 3.3 percent compared to 2024, better than June guidance.
•Adjusted net income up nearly 55 percent compared to 2024 and better than June guidance by $235 million.
•Adjusted EBITDA of approximately $7.05 billion, up 15 percent compared to 2024 and better than June guidance.

For the fourth quarter of 2025, the company expects:

•Net yields (in constant currency) up approximately 4.3 percent compared to record 2024 levels, consistent with the company’s prior expectation.
•Adjusted net income up over 60 percent compared to the fourth quarter 2024.

See “Guidance” for additional information on the company’s 2025 outlook, “Non-GAAP Financial Measures” and “Reconciliation of Forecasted Data.”

Financing

“With our current refinancing strategy nearly complete, we’ve continued taking decisive actions to strengthen our balance sheet by simplifying our capital structure, reducing interest expense and managing our future debt maturities,” commented Carnival Corporation & plc’s Chief Financial Officer David Bernstein. “This year alone, we’ve opportunistically refinanced over $11 billion of debt and prepaid another $1 billion. With that and today’s redemption notice for all our outstanding convertible notes—which if converted will be settled with a mix of cash and equity—we’re closing in on our near-term target of reaching investment grade leverage metrics. Our focus is now on driving our net debt to adjusted EBITDA ratio to under 3x as we continue boosting our financial strength.”

During the quarter, the company continued its refinancing strategy to reduce interest expense and manage its maturity towers, while reducing secured debt by nearly $2.5 billion. The company successfully issued two senior unsecured notes: $1.2 billion at 4.125 percent due in 2031 and $3.0 billion at 5.75 percent due in 2032. In addition, the company entered into a $400 million loan. The combined proceeds from these financings, together with cash on hand, were used to repay over $5 billion of debt. These transactions reflect the company’s continued focus on strengthening its capital structure and enhancing its financial flexibility.

During the quarter, Moody’s upgraded the company’s credit rating and maintained a positive outlook. The company believes this is a reflection of its improved leverage metrics and its strong momentum.

The company ended the quarter with $26.5 billion of total debt. As of August 31, 2025, the company’s debt maturities for the fourth quarter of 2025 and full year 2026 are $0.3 billion and $1.4 billion. The company achieved a 3.6x net debt to adjusted EBITDA1 ratio as of August 31, 2025, an improvement from 4.7x as of August 31, 2024.

Other Recent Highlights

•Successfully opened Celebration Key, the company’s new exclusive destination on Grand Bahama Island, featuring the largest freshwater lagoon in the Caribbean and the world’s largest swim up bar.
•Carnival Cruise Line hosted nearly half a million guests at Celebration Key, sailing from nine different homeports on 16 ships since its opening in July.
•Princess Cruises welcomed Star Princess, sister to the successful Sun Princess, which was previously awarded Condé Nast Traveler’s 2024 Mega Ship of the year in the United States (learn more here).
1 See “Non-GAAP Financial Measures.”

•Holland America Line was recognized as both the Best Large Ship Ocean Cruise Line and Best Mid-Sized Ship Ocean Cruise Line in Travel + Leisure’s 2025 World’s Best Awards (learn more here).
•Cunard launched its new campaign, “Why cruise when you can Cunard,” inviting guests to experience its iconic blend of style, elegance and uncompromising luxury (learn more here).
•Named by Forbes as one of America’s Best Employers for Women (learn more here) and one of the Best-in-State Employers for Florida in 2025 (learn more here).
•Released its 15th annual sustainability report, “Doing Business Responsibly from Ship to Shore,” detailing the company’s continued progress towards its sustainability goals and strategic refinements to its sustainability roadmap (learn more here).

Guidance

(See “Non-GAAP Financial Measures” and “Reconciliation of Forecasted Data”)

	4Q 2025		Full Year 2025
Year over year change	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net yields	Approx. 6.4%	Approx. 4.3%	Approx. 6.2%	Approx. 5.3%
Adjusted cruise costs excluding fuel per ALBD	Approx. 5.5%	Approx. 3.2%	Approx. 4.4%	Approx. 3.3%

	4Q 2025	Full Year 2025
ALBDs (in millions) (a)	24.1	96.5

Fuel consumption in metric tons (in millions)	0.7	2.8
Fuel cost per metric ton consumed (excluding European Union Allowance (“EUA”))	$598	$615
Fuel expense (including EUA expense) (in billions)	$0.45	$1.84

Depreciation and amortization expense (in billions)	$0.73	$2.79
Interest expense, net of capitalized interest and interest income (in billions)	$0.30	$1.31

Adjusted EBITDA (in billions)	Approx. $1.34	Approx. $7.05
Adjusted net income (loss) (in millions)	Approx. $300	Approx. $2,925
Adjusted earnings per share - diluted (b)	Approx. $0.23	Approx. $2.14
Weighted-average shares outstanding - basic	1,313	1,312
Adjusted weighted-average shares outstanding - diluted (b)	1,403	1,402

(a)See “Notes to Statistical Information”
(b)Diluted adjusted earnings per share includes the add-back of dilutive interest expense related to the company’s convertible notes of $18 million for the fourth quarter of 2025 and $71 million for full year 2025.

Currencies (USD to 1)	4Q 2025	Full Year 2025
AUD	$0.66	$0.63
CAD	$0.72	$0.72
EUR	$1.18	$1.13
GBP	$1.35	$1.32

Sensitivities (impact to adjusted net income (loss) in millions)	4Q 2025
1% change in net yields	$45
1% change in adjusted cruise costs excluding fuel per ALBD	$29
10% change in fuel cost per metric ton (excluding EUA)	$42
100 basis point change in variable rate debt	$9
1% change in currency exchange rates	$6

Capital Expenditures

For the fourth quarter of 2025, newbuild capital expenditures are $1.0 billion and non-newbuild capital expenditures are $0.7 billion. These future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. In addition, these figures do not include potential stage payments for ship orders that the company may place in the future.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its earnings release. This call can be listened to live, and additional information including the company’s earnings presentation and debt maturities schedule, can be obtained via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises, Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruises.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com, www.princess.com and www.seabourn.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including statements concerning future results, operations, strategy, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include, but are not limited to, statements that relate to our outlook and financial position, as well as, statements regarding:

•Pricing	•Adjusted EBITDA
•Booking levels	•Adjusted EBITDA per ALBD
•Occupancy	•Adjusted EBITDA margin
•Interest, tax and fuel expenses	•Adjusted earnings per share
•Currency exchange rates	•Net debt to adjusted EBITDA
•Goodwill, ship and trademark fair values	•Net yields
•Liquidity and credit ratings	•Adjusted cruise costs per ALBD
•Investment grade leverage metrics	•Adjusted cruise costs excluding fuel per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted ROIC
•Adjusted net income (loss)

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. These factors include, but are not limited to, the following:
•Events and conditions around the world, including geopolitical uncertainty, war and other military actions, pandemics, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel could lead to a decline in demand for cruises as well as have significant negative impacts on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry may negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-money laundering, anti-corruption, economic sanctions, trade protection, labor and employment, and tax may be costly and lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing concerns about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could have a material impact on our business.
•Inability to meet or achieve our targets, goals, aspirations, initiatives, and our public statements and disclosures regarding them, including those related to sustainability matters, may expose us to risks that may adversely impact our business.
•Cybersecurity incidents and data privacy breaches, as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology have adversely impacted and may in the future materially adversely impact our business operations, the satisfaction of our guests and crew and may lead to fines, penalties and reputational damage.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.

•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.
•We rely on suppliers who are integral to the operations of our businesses. These suppliers and service providers may be unable to deliver on their commitments, which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.
•Our debt could adversely affect our financial health and operating flexibility.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood. There may be additional risks that we consider immaterial or which are unknown.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including climate change- and environmental-related matters). In addition, historical, current, and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2025	2024	2025	2024
Passenger ticket	$5,430	$5,239	$13,366	$12,609
Onboard and other	2,723	2,657	6,925	6,474
Total Revenues	8,153	7,896	20,292	19,083
Cruise and tour operating expenses:
Commissions, transportation and other	973	958	2,603	2,510
Onboard and other	883	866	2,154	2,043
Payroll and related	636	575	1,915	1,812
Fuel	451	515	1,384	1,546
Food	398	393	1,124	1,099
Other operating	1,044	995	2,858	2,796
Total Cruise and tour operating expenses	4,385	4,303	12,037	11,805
Selling and administrative expense	779	763	2,442	2,366
Depreciation and amortization expense	717	651	2,064	1,898
Operating Income	2,271	2,178	3,748	3,013
Interest income	15	19	34	77
Interest expense, net of capitalized interest	(317)	(431)	(1,034)	(1,352)
Debt extinguishment and modification costs	(111)	(13)	(366)	(78)
Other income (expense), net	(2)	(10)	(14)	(35)
Income Before Income Taxes	1,857	1,743	2,368	1,626
Income tax expense, net	(6)	(8)	(30)	(13)
Net Income (Loss)	$1,852	$1,735	$2,338	$1,613

Earnings Per Share
Basic	$1.41	$1.37	$1.78	$1.27
Diluted	$1.33	$1.26	$1.71	$1.21
Weighted-Average Shares Outstanding - Basic	1,313	1,267	1,311	1,266
Weighted-Average Shares Outstanding - Diluted	1,402	1,399	1,401	1,398

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	August 31, 2025	November 30, 2024
ASSETS
Current Assets
Cash and cash equivalents	$1,763	$1,210
Trade and other receivables, net	651	590
Inventories	475	507
Prepaid expenses and other	979	1,070
Total current assets	3,868	3,378
Property and Equipment, Net	42,889	41,795
Operating Lease Right-of-Use Assets, Net	1,352	1,368
Goodwill	579	579
Other Intangibles	1,181	1,163
Other Assets	962	775
	$50,831	$49,057
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1,417	$1,538
Current portion of operating lease liabilities	178	163
Accounts payable	1,173	1,133
Accrued liabilities and other	1,977	2,358
Customer deposits	6,691	6,425
Total current liabilities	11,436	11,617
Long-Term Debt	25,064	25,936
Long-Term Operating Lease Liabilities	1,201	1,239
Other Long-Term Liabilities	1,202	1,012

Shareholders’ Equity
Carnival Corporation common stock, $0.01 par value; 1,960 shares authorized; 1,298 shares issued at 2025 and 1,294 shares issued at 2024	13	13
Carnival plc ordinary shares, $1.66 par value; 217 shares issued at 2025 and 2024	361	361
Additional paid-in capital	17,238	17,155
Retained earnings	4,395	2,101
Accumulated other comprehensive income (loss)	(1,715)	(1,975)
Treasury stock, 131 shares at 2025 and 130 shares at 2024 of Carnival Corporation and 72 shares at 2025 and 73 shares at 2024 of Carnival plc, at cost	(8,364)	(8,404)
Total shareholders’ equity	11,928	9,251
	$50,831	$49,057

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	August 31, 2025	November 30, 2024
Liquidity	$6,263	$4,155
Debt (current and long-term)	$26,481	$27,475
Customer deposits (current and long-term)	$7,146	$6,779

	Three Months Ended August 31,		Nine Months Ended August 31,
CASH FLOW INFORMATION (in millions)	2025	2024	2025	2024
Cash from operations (a)	$1,383	$1,205	$4,700	$5,012
Capital expenditures (Purchases of Property and Equipment)	$648	$578	$2,105	$4,034

(a)Cash from operations for the nine months ended August 31, 2024 includes the release of $818 million of credit card reserve funds.

	Three Months Ended August 31,		Nine Months Ended August 31,
STATISTICAL INFORMATION	2025	2024	2025	2024
Passenger cruise days (“PCDs”) (in millions) (a)	27.5	28.1	77.1	76.0
ALBDs (in millions) (b)	24.6	25.2	72.3	71.7
Occupancy percentage (c)	112%	112%	107%	106%
Passengers carried (in millions)	3.8	3.9	10.3	10.3

Fuel consumption in metric tons (in millions)	0.7	0.7	2.1	2.2
Fuel consumption in metric tons per thousand ALBDs	28.0	29.5	29.4	31.0
Fuel cost per metric ton consumed (excluding EUA)	$607	$670	$621	$680

Currencies (USD to 1)
AUD	$0.65	$0.67	$0.64	$0.66
CAD	$0.73	$0.73	$0.71	$0.74
EUR	$1.16	$1.09	$1.10	$1.08
GBP	$1.35	$1.28	$1.30	$1.27

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended August 31,		Nine Months Ended August 31,
(in millions, except per share data)	2025	2024	2025	2024
Net income (loss)	$1,852	$1,735	$2,338	$1,613
(Gains) losses on ship sales and impairments	0	(6)	(101)	(6)
Debt extinguishment and modification costs	111	13	366	78
Restructuring expense	3	9	5	20
Other	17	—	17	—
Adjusted net income (loss)	$1,982	$1,751	$2,625	$1,705
Interest expense, net of capitalized interest	317	431	1,034	1,352
Interest income	(15)	(19)	(34)	(77)
Income tax expense, net	(8)	8	16	13
Depreciation and amortization expense	717	651	2,064	1,898
Adjusted EBITDA	$2,993	$2,822	$5,706	$4,890

Earnings per share - diluted (a)	$1.33	$1.26	$1.71	$1.21
Weighted-average shares outstanding - diluted (a)	1,402	1,399	1,401	1,398

Adjusted earnings per share - diluted (a)	$1.43	$1.27	$1.91	$1.27
Adjusted weighted-average shares outstanding - diluted (a)	1,402	1,399	1,401	1,398

(See Non-GAAP Financial Measures)

(a) Diluted earnings per share and diluted adjusted earnings per share include the add-back of dilutive interest expense related to the company’s convertible notes of $18 million and $53 million for the three and nine months ended August 31, 2025, and $25 million and $73 million for the three and nine months ended August 31, 2024.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended August 31,			Nine Months Ended August 31,
(in millions, except yields data)	2025	2025 Constant Currency	2024	2025	2025 Constant Currency	2024
Total Revenues	$8,153		$7,896	$20,292		$19,083
Less: Cruise and tour operating expenses	(4,385)		(4,303)	(12,037)		(11,805)
Depreciation and amortization expense	(717)		(651)	(2,064)		(1,898)
Gross margin	3,051		2,941	6,191		5,380
Less: Tour and other revenues	(179)		(181)	(212)		(222)
Add: Payroll and related	636		575	1,915		1,812
Fuel	451		515	1,384		1,546
Food	398		393	1,124		1,099
Other operating	1,044		995	2,858		2,796
Depreciation and amortization expense	717		651	2,064		1,898
Adjusted gross margin	$6,119	$6,006	$5,891	$15,323	$15,250	$14,307

ALBDs	24.6	24.6	25.2	72.3	72.3	71.7

Gross margin yields (per ALBD)	$124.20		$116.77	$85.57		$75.05
Net yields (per ALBD)	$249.11	$244.51	$233.87	$211.79	$210.79	$199.60

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended August 31,			Nine Months Ended August 31,
(in millions, except costs per ALBD data)	2025	2025 Constant Currency	2024	2025	2025 Constant Currency	2024
Cruise and tour operating expenses	$4,385		$4,303	$12,037		$11,805
Selling and administrative expense	779		763	2,442		2,366
Less: Tour and other expenses	(102)		(105)	(157)		(174)
Cruise costs	5,062		4,962	14,323		13,998
Less: Commissions, transportation and other	(973)		(958)	(2,603)		(2,510)
Onboard and other costs	(883)		(866)	(2,154)		(2,043)
Gains (losses) on ship sales and impairments	0		6	101		6
Restructuring expense	(3)		(9)	(5)		(20)
Other	(4)		—	(4)		—
Adjusted cruise costs	3,201	3,143	3,134	9,659	9,611	9,430
Less: Fuel	(451)	(450)	(515)	(1,384)	(1,383)	(1,546)
Adjusted cruise costs excluding fuel	$2,750	$2,693	$2,619	$8,275	$8,228	$7,885

ALBDs	24.6	24.6	25.2	72.3	72.3	71.7

Cruise costs per ALBD	$206.11		$196.98	$197.97		$195.29
Adjusted cruise costs per ALBD	$130.31	$127.98	$124.44	$133.50	$132.84	$131.56
Adjusted cruise costs excluding fuel per ALBD	$111.96	$109.65	$103.97	$114.38	$113.72	$110.00

(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income (loss), adjusted EBITDA, adjusted EBITDA per ALBD and adjusted EBITDA margin	•Net income (loss)	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Net debt to adjusted EBITDA	—	•Company Leverage
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Gross cruise costs per ALBD	•Cruise Segments Performance
•Adjusted ROIC	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income (loss) and adjusted earnings per share provide additional information to us and investors about our future earnings performance by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other gains, losses and expenses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA, adjusted EBITDA per ALBD and adjusted EBITDA margin provide additional information to us and investors about our core operating profitability, including on a per ALBD basis, by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenues.

Net debt to adjusted EBITDA provides additional information to us and investors about our overall leverage. We define net debt to adjusted EBITDA as total debt less cash and cash equivalents excluding a minimum cash balance divided by twelve-month adjusted EBITDA.

Net yields enable us and investors to measure the performance of our cruise segments on a per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net yields. We believe that adjusted gross margin is a more meaningful measure in determining net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs excluding fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income (loss) before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net yields, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the current periods’ currency exchange rates have remained constant with the prior periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.